Exhibit 10.41
AMENDMENT TO EMPLOYMENT AGREEMENT
     This Amendment (the “Amendment”) to the Employment Agreement dated November 1, 2004 (the “Agreement”) is made as of this 1st day of November, 2005 between Terri L. Cable (“Cable”) and FirstMerit Corporation (“Corporation”), its subsidiaries and affiliates (“FirstMerit”).
RECITALS
     A. Cable and FirstMerit entered into the Agreement, pursuant to which Cable was employed by FirstMerit a Executive Vice President Wealth Services.
     B. Cable and FirstMerit now desire to amend the Agreement to modify the term of the agreement and accurately reflect her duties as President and Chief Executive Officer, Columbus Region.
     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
     1. Employment Duties. The paragraph contained in Section 1 of the Agreement shall be deleted in its entirely and replaced by the following paragraph:
          During the term of this Agreement, Cable shall serve as Executive Vice President of the Corporation and President and Chief Executive Officer, Columbus Region of FirstMerit Bank N.A., and shall have responsibility to structure, grow and enhance FirstMerit’s business operations in the Columbus Region and/or such other or additional responsibilities as otherwise may be assigned commensurate with Cable’s executive position (the “Assigned Duties”). The Senior Executive Vice President of the Corporation shall, from time to time and subject to modification at any time and at his sole discretion, hereafter assign such responsibilities and duties to Cable as he may deem appropriate; provided, however that such responsibilities and duties are generally consistent with Cable’s Assigned Duties and her position with FirstMerit. Cable shall faithfully, diligently, competently and to the best of her ability, carry out those responsibilities and duties as described herein as assigned from time to time by the Senior Executive Vice President of the Corporation.
     2. Term of Agreement. The first two sentences contained in Section 2 of the Agreement shall be deleted in their entirety and replaced by the following two sentences:
          The term of this Agreement shall continue until December 31, 2008, unless such term is earlier terminated as herein provided (the “Agreement Period”). Cable and FirstMerit agree that on January 1, 2009, Cable shall become an at-will employee of FirstMerit.

     3. Compensation and Benefits Upon Events of Termination. The first sentence contained in Section 6(b) of the Agreement shall be deleted in its entirety and replaced by the following sentence:
     Upon any Qualifying Termination of this Agreement during the Agreement period, the Agreement Period shall continue until December 31, 2008, and FirstMerit shall continue to pay Cable Compensation and Benefits on the terms set forth below until December 31, 2008.
     4 Trade Secrets and Confidential Information. The first sentence contained in Section 7 of the Agreement shall be deleted in its entirety and replaced by the following sentence:
     Cable acknowledges that, as Executive Vice President of the Corporation and President and Chief Executive Officer, Columbus Region, for FirstMerit Bank N.A., she has had extensive access to and has acquired various confidential information relating to the Business, including, but not limited to, financial and business records, customer lists and records, business plans, corporate strategies, information disclosed or discussed during any exit conference, employee information, wage information, and related information and other confidential information (collectively, the “Confidential Information”).
     5. Amendment. Except as otherwise amended hereby, all terms of the Agreement shall remain in full force and effect.

Terri L. Cable

/s/ Terri L. Cable

Date:

FirstMerit Corporation

By:	/s/ Christopher J. Maurer

Its:	Executive Vice President